Exhibit 5.1

1740 Broadway New York, NY 10019	T: 212.468.4800 F: 212.468.4888	www.dglaw.com

June 5, 2018

Titan International, Inc.

2701 Spruce Street

Quincy, Illinois 62301

Ladies and Gentlemen:

We have acted as special counsel to Titan International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to (i) up to $400,000,000 aggregate principal amount of the Company’s 6.5% Senior Secured Notes due 2023 (the “Exchange Notes”) to be issued under an Indenture dated as of November 20, 2017 (the “Indenture”), among the Company, the subsidiaries of the Company named on Schedule I hereto (each a “Guarantor” and collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) pursuant to an exchange offer (the “Exchange Offer”) described in the Registration Statement in exchange for a like principal amount of the issued and outstanding 6.5% Senior Secured Notes due 2023 (the “Old Notes”) and (ii) guarantees of the Exchange Notes by the Guarantors (the “Guarantees”) pursuant to the Indenture.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and letters of public officials, such other instruments and such legal matters as we have deemed necessary as the basis for the opinions hereinafter expressed.

For the purposes hereof, we have assumed, with your permission and without independent verification of any kind: (a) that the signatures of persons signing all documents in connection with which this opinion is rendered are genuine and authorized; (b) the legal capacity of all natural persons; (c) that all documents submitted to us as originals or duplicate originals are authentic; (d) that all documents submitted to us as copies, whether certified or not, conform to authentic original documents; and (e) that the Exchange Notes, the Guarantees and the Indenture (collectively, the “Agreements”) will conform to the forms thereof that we have reviewed. As to various questions of fact relevant to this opinion letter, we have assumed the accuracy of the representations and warranties of the Company and the Guarantors, as applicable, in the Agreements and have relied upon certificates and oral or written statements and other information of public officials, officers and representatives of the Company and the Guarantors.

Titan International, Inc.

June 5, 2018

In rendering the opinions expressed below, we have also assumed, with your permission and without any independent investigation or verification of any kind, that: (i) each party to the Agreements other than the Company and the Guarantors (individually, an “Other Party” and collectively, the “Other Parties”) has been duly incorporated or organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and of each other jurisdiction in which the conduct of its business or the ownership of its property makes qualification to do business necessary; (ii) each of the Other Parties has full power and authority to execute, deliver and perform the Agreements to which it is or will be a party; (iii) the Agreements have been duly authorized by all necessary corporate action on the part of each Other Party and will have been duly executed and delivered by such Other Parties; (iv) the execution, delivery and performance of the Agreements by each of the Other Parties does not and will not violate the charter, by-laws, memorandum of association, articles of association or other organizational documents of any of the Other Parties; and (v) the performance of all obligations of the Trustee under the Indenture has been duly authorized by all requisite action by the Trustee, and the Indenture has been duly executed and delivered by the Trustee and is a valid and binding agreement of the Trustee enforceable against the Trustee in accordance with its terms.

The opinions set forth in this letter relate only to the federal laws of the United States of America and the laws of the State of New York. Various matters concerning the laws of Delaware, Illinois and Ohio are addressed in the opinions of Schmiedeskamp, Robertson, Neu & Mitchell LLP (the “SRN&M Opinion”) and Burkey, Burkey & Scher Co., LPA (the “BB&S Opinion”), respectively, which have been provided to you separately. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein we have, with your consent, relied upon the SRN&M Opinion and the BB&S Opinion.

Based on the foregoing, and such examination of law as we have deemed necessary, and subject to the further assumptions and qualifications set forth below, we are of the opinion that when the Exchange Notes and Guarantees have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefore in the circumstances contemplated by the Indenture and Registration Rights Agreement dated as of November 20, 2017, filed as an exhibit to the Registration Statement, (i) the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions are subject to the qualifications that:

A.       Under New York law a court may refuse to enforce, or may limit the application of, a contract or a clause thereof that the court finds unconscionable or against public policy.

B.       We express no opinion as to any matter that is affected by any actual fact or circumstance inconsistent with or contrary to any assumption set forth herein or in any document referred to herein.

Titan International, Inc.

June 5, 2018

C.       The opinions set forth above are subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing. Accordingly, no opinion is given herein as to the availability of specific performance or equitable relief of any kind, or the effect of any law of any jurisdiction regarding fraudulent conveyance or fraudulent transfer.

This opinion letter is issued on the date hereof. Our engagement with respect to this opinion does not require and shall not be construed to constitute a continuing obligation on our part to notify or otherwise inform the addressees hereof of the amendment, repeal or other modification of the applicable laws or judicial decisions that served as the basis for our opinion or laws or judicial decisions hereafter enacted or rendered which impact on our opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis & Gilbert LLP
Davis & Gilbert LLP

SCHEDULE I

Guarantors

Name of Subsidiary	Jurisdiction of Incorporation	Percentage of Ownership
Titan Wheel Corporation of Illinois	Illinois	100%
Titan Tire Corporation	Illinois	100%
Titan Tire Corporation of Bryan	Ohio	100%
Titan Tire Corporation of Freeport	Illinois	100%